FIRST AMENDMENT TO THE TRANSFER AGENCY AND SERVICE AGREEMENT

This First Amendment (“Amendment”), effective as of March 20, 2017 (“Effective Date”) is to the Transfer Agency and Service Agreement (the “Agreement”) made as of December 1, 2015 by and between each of the Guggenheim closed-end investment companies listed on Schedule 1 attached hereto, as may be amended from time to time (each a "Fund" and collectively the "Funds”), and Computershare Inc. (“Computershare”) and Computershare Trust Company N.A., (“Trust Company”, and together with Computershare, “Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company and Agent are parties to the Agreement; and

WHEREAS, the Company and Agent desire to amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment to the Agreement. Schedule 1 of the Agreement is hereby deleted in its entirety and replaced with the new Schedule 1 attached hereto.

2.
Limited Effect.  Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3.
Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A.	On behalf of each of the Guggenheim
On Behalf of Both Entities:	Closed-End Investment Companies Listed
on Schedule 1 Attached Hereto:
By: /s/ Dennis V. Moccia	By: /s/ Mark E. Mathiasen

Name: _Dennis V. Moccia	Name: Mark E. Mathiasen

Title: _Manager, Contract Administration	Title: Secretary

Schedule 1

FUND
Advent Claymore Convertible Securities & Income Fund
Advent Claymore Convertible Securities & Income Fund II
Guggenheim Strategic Opportunities Fund
Guggenheim Taxable Municipal Managed Duration Trust
Guggenheim Credit Allocation Fund
Advent/Claymore Enhanced Growth & Income Fund
Fiduciary/Claymore MLP Opportunity Fund
Guggenheim Enhanced Equity Income Fund
Guggenheim Energy & Income Fund